Exhibit 10.3

AMENDMENT NO. 1

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT dated October 26, 2001 (the “Amendment”) is made effective as of September 6th, 2006 (the “Effective Date”), between Clay B. Siegall (“Executive”) and Seattle Genetics, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive and Company are parties to the Executive Employment Agreement dated October 26, 2001 (the “Prior Agreement”) and wish to amend and restate Section 3.2(b) and Section 6.3 of the Prior Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Section 3.2(b). Section 3.2(b) of the Prior Agreement shall be amended in its entirety to read as follows:

“(b) Involuntary Termination. If Executive’s employment is terminated under Section 3.1(a)(ii) (Termination Without Cause) or 3.1(a)(iv) (Constructive Termination) above (such termination, an “Involuntary Termination”), Executive will be entitled to receive payment of severance benefits equal to Executive’s regular monthly salary for twelve (12) months (the “Severance Period”); provided, that if the Involuntary Termination occurs within twelve (12) months after a Change in Control (as defined below), such Severance Period shall be for a period of twenty-four (24) months. Such payments shall be made, at the Company’s option, in a lump sum within thirty (30) days after the effective date of termination, or ratably over the Severance Period according to the Company’s standard payroll schedule; provided, however, that such payment may not extend beyond two (2) months after the end of the calendar year in which the effective date of termination occurs. Executive will also be entitled to receive payment on the date of termination of any bonus which has been earned under Section 2.2, but not yet paid, and the pro rata portion of any bonus based on achievement of the specific corporate and individual performance targets established for the fiscal year in which the termination occurs. Health insurance benefits will be continued through payment of Executive’s COBRA health insurance premiums by the Company over the Severance Period. In addition, the vesting of any unvested stock options or shares of restricted stock held by Executive as of the date of Executive’s termination of employment shall accelerate such that the options or restricted securities shall become vested as to an additional twelve (12) months of vesting.”

2. Section 6.3. Section 6.3 of the Prior Agreement shall be amended in its entirety to read as follows:

“Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to Executive’s employment by the Company and compensation payable to Executive by the Company and supersedes all prior understandings, agreements and discussions. This Agreement may only be amended or modified by a written instrument executed by Executive and the Chairman of the Board of the Company if such offices are held by different persons, or the Lead Director of the Board of Directors if Executive is the Chairman of the Board, in each case pursuant to authorization by the Board of Directors or the Compensation Committee thereof.”

3. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the Prior Agreement. Except as expressly set forth in this Amendment, the Prior Agreement remains in full force and effect in accordance with its terms.

4. This Amendment may be executed in any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

SEATTLE GENETICS, INC.

By:	/s/ Felix Baker
Name: Felix Baker, Ph.D.
Its: Lead Director & Chairman of the Compensation Committee of the Board of Directors

EXECUTIVE

By:	/s/ Clay B. Siegall
Clay B. Siegall